Exhibit 10.27

ASSET LEASE

THIS ASSET LEASE (“Lease”) is made and entered into this 28th day of October, 2005 (“Effective Date”), by and between SunPower Corporation, a California corporation (hereinafter referred to as “SunPower” or “Lessor”); and Cypress Semiconductor Corporation, a Delaware corporation (hereinafter referred to as “Cypress” or “Lessee”).

1. Leased Assets. In consideration of the rent to be paid under Section 3 and the covenants and agreements of Lessee hereinafter set forth, Lessor hereby leases to Lessee the equipment and other assets, including tenant improvements, located within Lessee’s manufacturing facility located at 17 Cypress Boulevard, Round Rock, Texas 78664 and set forth in greater detail on Exhibit A (“Manufacturing Assets”).

2. Term. The term of this Lease shall commence on the Effective Date and shall remain in effect until the earlier of December 31, 2007 or a SunPower Change of Control (“Term”).

For purposes of this Lease, a “SunPower Change of Control” shall mean: (a) such time as Cypress ceases to own at least a majority of the aggregate number of shares of all classes of SunPower’s common stock then outstanding; (b) the consummation of any purchase or acquisition by any person, entity or “group” (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) other than Cypress of more than a 40% interest in the total outstanding voting securities or voting power thereof of SunPower, (c) any merger, consolidation, business combination or similar transaction involving SunPower pursuant to which the equity interests held in SunPower and retained following such transaction or issued to or otherwise received in such transaction by the shareholders of SunPower immediately preceding such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (d) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of SunPower representing more than 50% of the book value or fair market value of the assets of SunPower and its subsidiaries taken as a whole, or (e) any liquidation or dissolution of SunPower.

3. Rent. Lessee shall pay to Lessor as rent for the use of the Manufacturing Assets the aggregate sum of $699,160.00 USD payable in monthly payments of $24,970.00 a month (“Rent”), commencing on the Effective Date. The monthly Rent shall be due and payable on the first day of each calendar month. Any amount due to Lessor under this Lease shall first be applied against any intercompany debt owed to Lessee by Lessor. In the event the aggregate balance of such intercompany debt(s) is less than the monthly Rent due under this Lease, then Lessee shall remit the difference to Lessor within thirty (30) days of such amount becoming due and payable.

4. Condition Of Premises. Lessee accepts the Manufacturing Assets in their “as-is” condition.

5. Indemnity. Lessee agrees to indemnify and save Lessor from and against all claims arising from any accident, injury or damage whatsoever caused by or to the Manufacturing Assets due to the use or conduct of Lessee and occurring during the Term of this Asset Lease. This indemnity and hold harmless agreement shall include indemnity against all costs and expenses, including attorney’s fees, incurred in or in connection with any such claim or proceedings brought thereon and the defense thereof.

6. Damage; Destruction of Manufacturing Assets. In case the Manufacturing Assets or any part thereof shall be damaged by fire or other unavoidable casualty, so that the same shall thereby be rendered unfit for use, Lessor shall be under no obligation to replace or restore the Manufacturing Assets and such damage or casualty shall not relieve Lessee of its rent obligation under Section 3.

7. Mechanic’s Liens. Lessee shall pay before delinquent all sums of money which, if unpaid, would entitle any person to a mechanic’s or materialmen’s or laborer’s lien on the Manufacturing Assets.

8. Default/Remedies. If Lessee fails to pay any part of the rent when the same is due and payable, or fails to pay any other sum required to be paid by Lessee, and if such default continues for thirty days after written notice from Lessor to Lessee, or if Lessee fails to perform any of the other covenants to be performed by Lessee and if such default continues for thirty (30) days after written notice from Lessor to Lessee, then the Lessor may (1) cancel or terminate this Asset Lease and re-enter and repossess the Manufacturing Assets, and/or (2) pursue any other remedy or remedies provide by law. The remedies of the Lessor shall be cumulative and the waiver by Lessor of any prior breach of any covenant, term or condition hereof shall not constitute a waiver of any subsequent breach.

9. Notices. Any notice or communication given under the terms of this Asset Lease shall be in writing and shall be delivered in person, sent by any public or private express delivery service, signature required, or deposited with the United States Postal Service or equivalent local or successor agency, certified or registered mail, return receipt requested, postage pre-paid, addressed as set forth below, or at such other address as a party may from time to time designate by notice under this Section 9. Notice given by personal delivery or by public or private express delivery service shall be effective upon delivery, notice sent by mail shall be deemed to have occurred upon deposit of the notice in the United States mail. The inability to deliver a notice because of a changed address of which no notice was given or a rejection or other refusal to accept any notice shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by Lessor may be given by the legal counsel and/or the authorized agent of Lessor.

If to Lessor:	SunPower Corporation
430 Indio Way
Sunnyvale, CA 94085
Attn: Emmanuel Hernandez, CFO

If to Lessee:	Cypress Semiconductor Corporation
198 Champion Court
San Jose, CA 95134
Attn: Brad Buss, CFO

10. Miscellaneous.

(a) Time, Essence And Successors. Time is of the essence of this Asset Lease and every term, condition, covenant and provision hereof.

(b) Assignment. The terms and provisions of this Asset Lease are intended solely for the benefit of each party hereto, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person. Neither Party may assign their respective rights or obligations under this Agreement without prior written consent from the other Party.

(c) Relationship of Parties. This Asset Lease shall create the relationship of Lessor and Lessee between the parties. The parties have no intention to create a joint venture, partnership or principal and agent relationship.

(d) Counterparts. The parties may execute several copies of this Asset Lease. All copies of this Asset Lease bearing original signatures of the parties shall constitute one and the same Asset Lease, binding upon all parties. If a variation or discrepancy among counterparts occur, the original copy of this Asset Lease in Lessor’s possession shall control.

(e) Entire Agreement. This Asset Lease contains the entire understanding between the parties and supersedes any prior understanding or agreements between them respecting the subject matter. No representations, arrangement, or understandings except those fully expressed herein, are or shall be binding upon the parties. No changes, alterations, modifications, additions or qualifications to the terms of this Asset Lease shall be made or be binding unless made in writing and signed by each of the parties.

(f) Remedies Cumulative. The remedies of the parties under this Asset Lease are cumulative and shall not exclude any other remedies to which the party may be lawfully entitled.

(g) Further Assurances. Each party hereby covenants and agrees that it shall execute and deliver such deeds and other documents as may be required to implement any of the provisions of this Asset Lease.

(h) No Waiver. The failure of any party to insist on strict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such party’s right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Asset Lease.

(i) Costs and Expenses. Unless otherwise provided in this Asset Lease, each party shall bear all fees and expenses incurred in performing its obligations under this Asset Lease.

(j) Modification of Contract. This Contract shall not in any way be amended, modified or annotated except by virtue of a written instrument signed by the duly authorized representative of the Lessor and the Lessee.

(k) Governing Law; Invalidity of any Provisions. This Asset Lease shall be subject to and governed by the laws of the jurisdiction in which the Building and Premise are located exclusive of its conflict of laws principles. If any Asset Lease provision is rendered invalid or unenforceable, then that provision and the remainder of this Asset Lease shall continue in effect and be enforceable to the fullest extent permitted by applicable laws.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Asset Lease as of the Effective Date.

SUNPOWER CORPORATION,
as Lessor

By:	/s/ Emmanuel T. Hernandez
Emmanuel Hernandez
Chief Financial Officer

CYPRESS SEMICONDUCTOR CORPORATION,
as Lessee

By:	/s/ Neil Weiss
Neil Weiss
Vice President and Treasurer

[SIGNATURE PAGE TO ASSET LEASE]

EXHIBIT A

Fixed Assets List

As of September, 2005

Acq Date	Description	Vendor
12/31/02	Texas Production Line Facilitization	Kinetics
02/28/03	Texas Prodn Line Facilitization (per Jan 03 settlement- JP032703)	Kinetics
08/26/03	Final settlement amount - wire082603	Kinetics
06/27/04	Texas Production Line Facilitization - chem disp (fr CIP)	Kinetics
01/01/03	CAD Support for Texas Pilot (OT & Travel)	Therma Corp.
01/01/03	Various facility improvement from Sep-Nov 02 CTI billing	Cypress Texas
Cutting/tying into existing trench + activities-SP Plating Tool in GTI -
01/01/03	Fac	GTI Coatings
03/01/03	Activities involved in installation of SP plating tools at GTI - Fac	GTI Coatings
03/31/03	Replacement of corroded parts + travel + expenses	MRL Industries
11/21/04	Reclass from Fab Equipment - Texas